Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-126772) and related Prospectus of SPACEHAB, Incorporated for the exchange of its 5.5% Senior Convertible Notes due 2010 and to the use of our report dated August 20, 2003 (except for Note 26 as to which the date is June 26, 2005), with respect to the consolidated financial statements of SPACEHAB, Incorporated and to the incorporation by reference of our report dated August 20, 2003 with respect to the financial statement schedule of SPACEHAB, Incorporated included in its Annual Report (Form 10-K) for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

August 16, 2005